UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (date of earliest event reported):

December 24, 2015

SUMMIT HEALTHCARE REIT, INC.

(Exact name of registrant as specified in its charter)

Maryland	000-52566	73-1721791
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2 South Pointe Drive, Suite 100, Lake Forest, California 92630

(Address of principal executive offices)

(949) 535-2022

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 1.01.	Entry into a Material Definitive Agreement.

The information set forth below in Item 2.01 is incorporated herein by reference.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On December 24, 2015, Summit Healthcare REIT, Inc. (“we” or the “Company”), through our subsidiary Summit Healthcare Operating Partnership, LP (“SHOP”), contributed all of its limited liability company interests in each of four limited liability companies that collectively own (i) two assisted living facilities located in Green Bay, WI, (ii) one memory care facility located in Green Bay, WI and (iii) one assisted living facility located in Appleton, WI, respectively (collectively, the “Properties”) to Summit Union Life Holdings, LLC (“Joint Venture”). The Joint Venture is owned 10% by SHOP and 90% by Best Years, LLC (“Best Years”), a U.S. based affiliate of Union Life Insurance Co, Ltd. SHOP previously acquired those limited liability companies and the Properties on November 3, 2015, and the description of such acquisition set forth in our Form 8-K filed with the Securities and Exchange Commission on November 6, 2015, along with the exhibits filed therewith, are hereby incorporated by reference.

This contribution results in the Joint Venture owning each of the Properties. The aggregate net value of the Properties that were contributed was approximately $5.4 million, as agreed upon in the second amendment to the Joint Venture LLC Agreement (“LLC Agreement”), which approximated SHOP’s carrying value on the date of contribution (total assets were approximately $19.5 million less liabilities of approximately $14.1 million). Concurrent with SHOP’s contribution of the properties, Best Years contributed cash to the Joint Venture in the amount of approximately $4.9 million and SHOP received cash of approximately $4.9 million from the Joint Venture. SHOP has no obligation to use those funds for the Joint Venture. SHOP’s equity method investment in the Joint Venture increased approximately $0.5 million as a result of the contribution.

As the Properties were purchased by SHOP and contributed to the Joint Venture during the fourth quarter of 2015, under the pro forma disclosure rules, the following is a narrative reconciliation of the pro forma impact on the Consolidated Balance Sheet as of September 30, 2015 and the Statements of Operations for the nine month period ended September 30, 2015 and for the year ended December 30, 2014. The acquisition and subsequent contribution of the Properties, both in the fourth quarter of 2015, resulted in a net cash outflow of approximately $0.5 million, increasing our equity method investment in the Joint Venture by approximately $0.5 million on our consolidated balance sheet. As a result of the contribution, the Properties were only owned by SHOP for the period from November 3, 2015 to December 24, 2015. We recorded revenue of $0.3 million and net income of approximately $0.1 million for the period that SHOP owned the Properties.

Under the LLC Agreement, as amended, net operating cash flow of the Joint Venture for these Properties will be distributed monthly first to SHOP and Best Years pari passu up to a 9% annual return, and thereafter to Best Years 75% and SHOP 25%. All capital proceeds (from the sale of the Properties, refinancing, or other capital event) will be paid first to SHOP and Best Years pari passu until each has received an amount equal to its accrued but unpaid 9% return plus its total contribution, and thereafter to Best Years 75% and SHOP 25%.

Under the LLC Agreement, as amended, Best Years paid Summit Healthcare Asset Management, LLC, a wholly-owned taxable REIT subsidiary of SHOP (“Management Company”), a one-time acquisition fee equal to 0.25% of the original purchase price SHOP paid for the Properties, and the Joint Venture will pay the Management Company annual asset management fees equal to .25% of the original purchase price paid for the Properties. The acquisition fee was paid on December 28, 2015.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Second Amendment to Limited Liability Company Agreement of Summit Union Life Holdings, LLC dated as of December 21, 2015.

10.2	Assignment and Assumption of Limited Liability Company Membership Interests made by Summit Healthcare Operating Partnership, LP and Summit Union Life Holdings, LLC dated as of December 24, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

SUMMIT HEALTHCARE REIT, INC.

By:	/s/ Elizabeth A. Pagliarini
Name:	Elizabeth A. Pagliarini
Title:	Chief Financial Officer

Dated: December 30, 2015